UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	No. 47-3373056
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 31, 2017 (the “Closing Date”), The Madison Square Garden Company, through certain indirect wholly-owned subsidiaries (collectively, “MSG”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which (subject to the terms and conditions set forth therein) it acquired a 62.5% common equity interest and an $8.7 million preferred equity interest in a holding company (“Tao Holdings”) which owns, directly or indirectly, all of the equity in the TAO Group (described below).

The TAO Group operates 19 restaurant, nightlife and hospitality venues in New York City, Las Vegas and Sydney, Australia; 17 of which are under its seven brands – Tao, Marquee, Lavo, Avenue, The Stanton Social, Beauty & Essex and Vandal. The TAO Group also manages the food and beverage operations at the Dream Downtown and Dream Midtown hotels in New York City. In addition, the TAO Group is currently in contract to open five new venues in New York City and eight additional venues in new markets, including Los Angeles, Chicago and Singapore.

The upfront purchase price values TAO Group at $400 million (inclusive of the leverage used to finance the transaction), and the sellers have an opportunity to earn additional consideration upon TAO Group’s achievement of certain performance targets. The key terms are summarized below:

•	MSG paid approximately $181 million, subject to customary purchase price adjustments, to acquire a 62.5% common equity interest in Tao Holdings (taking into account a leveraged distribution immediately after MSG’s acquisition), and $8.7 million to acquire preferred equity in Tao Holdings (with preferred terms as summarized below).

•	TAO Group founders, Marc Packer, Rich Wolf, Noah Tepperberg and Jason Strauss and other members of the TAO Group team, sold a portion of their pre-acquisition ownership interests in TAO Group but retain an aggregate 37.5% common equity interest post-acquisition (taking into account the leveraged distribution immediately after MSG’s acquisition). The TAO Group founders and the rest of the TAO Group team continues to be responsible for the day-to-day management of TAO Group’s operations, and the founders entered into five-year employment agreements with a subsidiary of Tao Holdings.

•	MSG and an entity owned by the TAO Group founders and other members of the TAO Group team hold a preferred equity interest in Tao Holdings, with MSG investing $8.7 million and the TAO Group team’s entity investing $1.3 million. This equity will have a preferred return of 9% per annum (compounding quarterly but paid-in-kind, other than tax-distributions, in accordance with the terms of the Credit Agreement (as defined below)), and will be redeemable by Tao Holdings at any time, or at the election of the preferred equityholders (respectively), beginning on July 31, 2022.

•	The Transaction Agreement also provides the sellers with the opportunity to earn up to an additional $25.5 million upon TAO Group’s achievement of certain performance targets (the “earn-out”). The earn-out will be payable by MSG in up to three equal tranches of $8.5 million. Payment of each tranche will occur upon the achievement by TAO Group of certain trailing twelve month adjusted EBITDA targets. Such tranches must be earned in successive periods without any overlap. Any portion of the earn-out that is unearned as of January 1, 2022 will be forfeited by the sellers. Any earn-out may be paid, at MSG’s option, in cash or MSG stock.

•	In accordance with a credit and guaranty agreement entered into on the Closing Date (the “Credit Agreement”), a group of lenders led by Goldman Sachs Specialty Lending Group, L.P. provided to an indirect, wholly-owned subsidiary of Tao Holdings (“Borrower”) a five-year term loan of $110 million (less fees and expenses) the net proceeds of which will finance a portion of the transaction consideration, and an undrawn revolving credit facility of $12 million. Borrowings under such term loan and revolving credit facility bear interest at a floating rate which at the option of Borrower may be either (a) a base rate (no less than 4.00%) plus a margin ranging from 6.50% to 7.00% or (b) LIBOR (no less than 1.00%) plus a margin ranging from 7.50% to 8.00%. Such term loan and revolving credit facility are provided without recourse to MSG or any of its affiliates (other than subsidiaries of Tao Holdings).

•	The amount funded by MSG, together with the proceeds of the term loan facility under the Credit Agreement and the preferred equity, less finance fees and transaction expenses, were paid to the sellers of equity interests in TAO Group pursuant to the Transaction Agreement (subject to the purchase price adjustments referred to above and indemnity obligations contemplated thereunder).

•	MSG will receive amortization deductions for U.S. federal income tax purposes based on the purchase price paid (including any earn-out) plus its allocable share of the term loan proceeds used to acquire existing equity investor interests, and such deductions will be primarily realized over fifteen years.

The rights, privileges and obligations of the equityholders of Tao Holdings are governed by a Second Amended and Restated Limited Liability Company Agreement of Tao Holdings entered into on the Closing Date (the “LLC Agreement”). Tao Holdings’ results will be consolidated in the financial results of The Madison Square Garden Company.

The key terms of the LLC Agreement of Tao Holdings are summarized below.

•	MSG has the right to increase its equity interest in Tao Holdings through a call right on the equity of the other Tao Holdings equityholders after the fifth anniversary of the closing date, and prior to such date in connection with a termination of an equityholder’s employment, for the fair market value thereof (or in certain circumstances, subject to a discount). Consideration paid upon exercise of such call right shall be, at MSG’s option, in cash, debt, or MSG stock, subject to certain limitations.

•	The other Tao Holdings equityholders have certain rights to put their equity interests in Tao Holdings:

•	to MSG for fair market value (or in certain circumstances, subject to a discount) upon termination of their employment without cause or for good reason or a change in control of MSG, in either case, prior to the fifth anniversary of the closing (or with respect to certain TAO Group founders, upon termination of their employment without good reason after the third anniversary of the closing). Consideration paid upon exercise of such put right shall be, at MSG’s option, in cash, debt, or MSG stock, subject to certain limitations; and

•	to Tao Holdings for fair market value after the fifth anniversary of the closing. Consideration paid upon exercise of such put right shall be, at MSG’s option, in cash, debt, or MSG stock, subject to certain limitations. Additionally, MSG may elect to satisfy this put obligation through a sale of Tao Holdings.

•	The TAO Group founders are subject to a worldwide non-competition restriction with negotiated exceptions for certain existing investments of such founders (and related add-on investments).

•	Tao Holdings is managed by a board, with MSG controlling five director votes and the four TAO Group founders holding directorships, subject to supermajority voting requirements with respect to certain actions by Tao Holdings or its subsidiaries.

•	Tao Holdings is required to pay an annual $5 million management fee to MSG to provide management and strategic services to Tao Holdings, and will purchase no less than $1 million per year of MSG inventory or services on fair market terms, with each of such amounts increasing by 5% annually beginning on January 1, 2018. For so long as it is required by the Credit Agreement, the management fee due to MSG will be paid in capital and will accrue interest at 9% per annum. At the Tao Group founders’ discretion, the $1 million inventory obligation may be reduced and such unused amount may instead be paid in capital to MSG as additional management fee.

•	The TAO Group founders and other members of the TAO Group team have the right to participate in a Tao Holdings bonus and incentive plan providing for (subject to certain terms and conditions, including adjusted EBITDA-based thresholds and targets): (a) aggregate annual bonuses for the first five years following the transaction — the maximum bonus pool in 2017 is $4 million, and it grows by an additional $1 million each year through 2021 when it will be $8 million, and (b) an additional aggregate incentive bonus of up to $25 million with respect to the five-year period following the closing.

•	Direct or indirect transfers of equity in Tao Holdings are generally restricted (excluding certain permitted transfer rights), and the LLC Agreement provides for a right of first offer, tag along rights and drag along rights, in each case in accordance with the terms and conditions set forth therein.

The above descriptions of the Transaction Agreement, the Credit Agreement and the LLC Agreement are qualified in their entirety by reference to those agreements which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Transaction Agreement, dated as of January 31, 2017, between MSG TG, LLC, TG Merger Sub, LLC, TG Rollover Holdco LLC, Tao Group Holdings LLC, Tao Group Intermediate Holdings LLC, Tao Group Operating LLC, Tao Group Management LLC, TG Member Representative LLC, certain other parties thereto, and solely with respect to specific provisions MSG Entertainment Holdings, LLC and The Madison Square Garden Company.

10.2	Credit and Guaranty Agreement, dated as of January 31, 2017, among Tao Group Operating LLC, Tao Group Intermediate Holdings LLC, certain subsidiaries of Tao Group Operating LLC, the various lenders thereto, and Goldman Sachs Specialty Lending Group, L.P.

10.3	Second Amended and Restated Limited Liability Company Agreement of Tao Group Holdings LLC, dated as of January 31, 2017.

This Form 8-K may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors. MSG disclaims any obligation to update any forward-looking statements in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY
(Registrant)

By:	/s/ Lawrence J. Burian
	Name:	Lawrence J. Burian
	Title:	EVP, General Counsel & Secretary

Dated: February 1, 2017